Glowpoint Hires Gary Iles as SVP of Sales and Marketing
DENVER, CO, February 10, 2015 - Glowpoint, Inc. (NYSE MKT: GLOW), a leading provider of cloud-based video collaboration and support services, today announced the hiring of Gary Iles as Senior Vice President of Sales & Marketing.
“We’re excited to welcome Gary to the executive team," said Peter Holst, President and CEO.  “Gary’s energy and breadth of experiences will be invaluable in capitalizing on growth opportunities in the rapidly evolving video industry. With more than 20 years in telecommunications and technology, and more recent focus on unified communications and video collaboration, Gary brings critical industry experience to execute go-to-market strategies with the goal of driving future revenue growth.”

Before joining Glowpoint, Mr. Iles was the Global Vice President of Video Strategy and Services of Premiere Global Services, Inc. (“PGi”) since January 2014. Prior to PGi, Mr. Iles was employed by ACT Conferencing (“ACT”) from October 2007 through September 2013, serving most recently as Global Vice President of Marketing, Sales and Products. ACT was acquired by PGi in September 2013. During his past 8 years in the collaboration industry, Mr. Iles has been instrumental in charting strategic direction, developing cloud services and platforms, forging technology alliances, managing sales, product and marketing functions and building channel partnerships. Earlier in his career, Mr. Iles held positions with telecommunication firms or consulted for Fortune companies including AT&T, British Telecom, Qwest Communications, IBM, Level 3 Communications and Lucent Technologies. Mr. Iles has a Master’s in International Business Studies from the University of South Carolina’s Darla Moore School of Business.  He earned his bachelor’s degree from St. Edward’s University in Austin, Texas.

“Glowpoint is uniquely positioned as a pure-play video services and solutions provider, addressing one of the most dynamic market segments in the communications industry,” Iles said. “As the industry leader, I believe Glowpoint’s future is strong, and I’m honored to work with the talented team that has already created innovative solutions and a recognized global brand.”

About Glowpoint
Glowpoint, Inc. (NYSE MKT: GLOW) provides video collaboration, network, and support services to large enterprises and mid-sized companies to support their unified communications (UC) strategies and business goals. More than 1,000 organizations in 130 countries rely on our unmatched experience, business-class support and cloud-based services to collaborate with colleagues, business partners, and customers more effectively. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements
Forward-looking statements in this press release regarding growth opportunities, business strategies and anticipated strength of the company, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance, availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agreements; rapid technological change affecting demand for our services; competition from other video communication service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the SEC. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.
INVESTOR CONTACT:
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Glowpoint, Inc.
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